Exhibit 99.1

AIT Therapeutics Inc. Raises Gross Proceeds of $10.9 Million and Completes Reverse Merger

Rehovot, Israel and New York, NY – April 4, 2017 – AIT Therapeutics Inc. (OTC:  AITB), a clinical stage anti-microbial therapeutic company treating respiratory diseases, today announced that it raised an aggregate of approximately $10.9 million in gross proceeds through two separate private placements.  In addition, the Company completed its previously disclosed reverse merger on January 13, 2017 to become a publicly-traded company.

On January 13, 2017, AIT’s subsidiary issued to investors an aggregate of 1,701,616 of its ordinary shares, together with warrants to purchase an aggregate of 3,403,232 ordinary shares, for gross proceeds of approximately $10.2 million before commissions and expenses. Ladenburg Thalmann & Co. Inc. acted as lead placement agent and Roth Capital Partners acted as co-placement agent in connection with this transaction.
In addition, on March, 31, 2017, AIT issued an aggregate of 110,494 shares of its common stock, together with warrants to purchase an aggregate of 220,988 shares of its common stock, through a private placement that resulted in gross proceeds to AIT of approximately $663 thousand, before commissions and expenses. Laidlaw & Company (UK) Ltd. acted as placement agent in connection with this transaction.

“We are pleased to be a publicly-traded company and to have completed these private placements of equity, which have significantly enhanced our balance sheet,” said Amir Avniel, Chief Executive Officer of AIT.  “We intend to utilize the proceeds from the private placements to further advance our nitric oxide-based clinical development program.”

AIT has initiated a Phase 3 clinical trial for nitric oxide delivered utilizing AIT’s proprietary device in infants with severe bronchiolitis, primarily respiratory syncytial virus or RSV.  Previously, the Company successfully completed a prospective, double-blind, randomized Phase 2 clinical trial in 43 patients in Israel, aged 2-12 months, with bronchiolitis.  The results showed an approximately 44 percent reduction in time to normal oxygen saturation and a 34 percent reduction in time of hospitalization in infants that had stayed in the hospital for at least 24 hours.

The Company also expects to conduct a  Phase 2 clinical trial for nitric oxide delivered utilizing its device in cystic fibrosis (CF) patients with non tuberculous mycobacterium (NTM) abscessus, the most severe form of  this devastating condition.  NTM can be present in a variety of lung diseases, including bronchiectasis, chronic obstructive pulmonary disease (COPD), asthma, cystic fibrosis, HIV, and cancer.

About AIT Therapeutics Inc.
AIT Therapeutics Inc. is a clinical-stage anti-microbial therapeutic company developing novel non-antibiotic anti-microbial therapeutics for respiratory diseases based on nitric oxide (NO). The Company is applying its therapeutic expertise to prevent and treat lower respiratory tract infections, many of which cannot effectively be addressed with current standards of care.  AIT Therapeutics is advancing its revolutionary respiratory targeted system in a pipeline of clinical trials for the treatment of respiratory syncytial virus (RSV) infection, and non tuberculosis mycobacterium (NTM) in CF patients.  For more information, visit www.AIT-Pharm.com.

Forward-Looking Statements
This press release contains “forward-looking statements”.  Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects.  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters.  Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made.  Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.  These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT
Amir Avniel, Chief Executive Officer, AIT Therapeutics, Inc.
amir@ait-pharm.com

Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com
(646) 597 6989